At EMAK Worldwide, Inc.:
Media and investor inquiries:
Lisa Mueller
Director, Investor Relations
(323) 932-4034
For Immediate Release
EMAK Worldwide Board of Directors Appoints
Daniel O’Connor to Audit Committee
Company Regains Compliance with Nasdaq’s Audit Committee Requirements
     LOS ANGELES, April 18, 2006 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced the appointment by the Board of Directors of Daniel W. O’Connor as a member of its audit committee.
     On March 16, the Company received a Nasdaq Staff Deficiency Letter indicating that EMAK was no longer in compliance with the audit committee requirements set forth in NASD Marketplace Rule 4350(d)(2) requiring an audit committee to have at least three independent directors. The notification followed the February 28, 2006 announcement that Jonathan D. Kaufelt had resigned from EMAK’s Board and audit committee. Consistent with the same Nasdaq rule, Nasdaq provided EMAK with a cure period until the earlier of its next annual stockholders meeting or February 23, 2007, in order to regain compliance.
     Mr. O’Connor qualifies as an independent director under Nasdaq rules and is a certified public accountant.
About EMAK Worldwide
     EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Ontario (CA), Frankfurt, London, Paris, The Netherlands, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company’s clients include Burger King Corporation, Frito-Lay, Kellogg’s, Kohl’s, Kraft, Macy’s, Miller Brewing Company and
-more-

EMAK Worldwide Board of Directors
Appoints Daniel O’Connor to Audit Committee

Procter & Gamble, among others. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.
Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2006 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.
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